EXHIBIT 21
LIST OF SUBSIDIARIES OF THE CORPORATION

Direct Subsidiary:	First Columbia Bank & Trust Co., chartered under the laws of the Commonwealth of Pennsylvania.

Direct (50 percent Owned) Subsidiary:	Neighborhood Group, Inc., incorporated under the laws of the Commonwealth of Pennsylvania.

Direct Subsidiary:	Columbia Financial Statutory Trust I, incorporated under the laws of the Commonwealth of Pennsylvania.

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